Exhibit 99.1

Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
www.unitybank.com

President’s Message

I am sure many of you have become aware of the significant expenses that Unity Bank incurred with respect to an inquiry conducted by our Audit Committee that centered on certain expense reimbursement requests of Unity’s prior President and CEO. The question often posed to me has been, “Why would Unity need to spend $700 thousand on such an inquiry when the aggregate dollar amount of the relevant reimbursement requests totaled less than $15 thousand?”

The response to such question is that no actions of Senior Management of a publicly traded entity can now be considered inconsequential and/or immaterial. Accordingly, our independent auditors needed assurance and comfort that the relevant expense reimbursement requests were isolated and that none of Unity’s previously issued financial statements needed to be restated. To obtain such comfort, a complete forensic examination of the business transactions conducted by Unity’s prior President and CEO since the commencement of his employment in 1999 needed to be undertaken and the cost of such examination proved to be extremely expensive.

As you know, Unity has publicly stated that the conclusions of the Audit Committee’s inquiry indicated that no restatement of Unity’s financial statements was necessary and that Unity is now in full compliance with all NASDAQ listing rules. I can assure you that the recent events will not impact our course for the future. The staff and management of Unity will continue to improve on what we have already accomplished. We have concluded 2003 with record profits and we plan on exceeding these levels on 2004 and beyond.

For the year ended December 31, 2003, net income was $4.6 million, or $0.81 per diluted share, a 28.6% increase from the $3.7 million, or $0.63 per diluted share for the same period a year ago. Return on average assets and average common equity for the year ended December 31, 2003 were 1.04% and 16.05%, respectively.

If you are a Unity shareholder, enclosed you will find a check for a $.03 dividend per common share payable on January 31, 2004, to shareholders of record as of January 15, 2004.  If you are enrolled in the Dividend Re-Investment Plan, your account has already been credited.

As a Unity stakeholder, I would like to thank you for your continued support.  I hope that you make use of all that Unity has to offer for your financial service needs.

James A. Hughes

President

January 31, 2004

Unity Bancorp, Inc.

Quarterly Financial Data

	12/31/2003	9/30/2003	6/30/2003	3/31/2003	12/31/2002
SUMMARY OF INCOME (in thousands) :
Interest income	6,276	6,139	6,290	6,190	6,193
Interest expense	1,657	1,673	1,759	1,939	2,125
Net interest income	4,619	4,466	4,531	4,251	4,068
Provision for loan losses	375	375	400	450	400
Net interest income after provision	4,244	4,091	4,131	3,801	3,668
Noninterest income	2,123	2,125	1,988	2,107	2,116
Noninterest expense	4,906	4,167	4,201	4,055	4,162
Income before income taxes	1,461	2,049	1,918	1,853	1,622
Federal and state income tax provision	547	747	703	701	613
Net Income	914	1,302	1,215	1,152	1,009
Preferred dividends	—	—	—	—	—
Net Income	914	1,302	1,215	1,152	1,009
Net Income per Common Share:
Basic	0.17	0.24	0.23	0.21	0.19
Diluted	0.16	0.23	0.22	0.20	0.18
COMMON SHARE DATA:
Cash dividends declared Book value at quarter end	5.68	5.48	5.42	5.16	5.03
Market value at quarter end	11.43	11.20	10.20	7.99	7.85
Average common shares out- standing: (000’s)
Basic	5,398	5,398	5,393	5,393	5,411
Diluted	5,661	5,661	5,610	5,671	5,662
Common shares outstanding at period end (000’s)	5,415	5,399	5,393	5,393	5,393
OPERATING RATIOS:
Return on average assets	0.81	1.14	1.11	1.09	0.94
Return on average common equity	12.30	17.70	17.14	17.23	15.12
Efficiency ratio	73.66	62.98	64.81	64.62	67.30
BALANCE SHEET DATA (in thousands):
Assets	467,140	450,509	448,770	445,270	432,874
Deposits	414,982	399,451	397,098	394,025	382,585
Loans	339,755	321,629	325,221	318,612	311,794
Shareholders’ equity	30,762	29,564	29,238	27,824	27,106
Allowance for loan losses	5,352	4,960	4,649	4,382	4,094
TAX-EQUIVALENT YIELDS AND RATES:
Interest-earning assets	5.87	5.71	6.10	6.15	6.15
Interest-bearing liabilities	1.96	1.96	2.12	2.39	2.56
Net interest spread	3.91	3.75	3.98	3.76	3.59
Net interest margin	4.35	4.18	4.39	4.19	4.06
CREDIT QUALITY:
Nonperforming assets (in thousands)	5,722	4,250	3,547	3,803	3,753
Allowance for loan losses to period-end loans	1.58	1.54	1.43	1.38	1.31
Net charge offs (recoveries) to average loans	(0.02)	0.08	0.17	0.21	0.12
Nonperforming assets to loans and OREO	1.68	1.32	1.09	1.19	1.20
CAPITAL AND OTHER:
Total equity to assets 6.59	6.56	6.52	6.25	6.26
Tier I capital to average assets (leverage)	9.01	8.65	8.61	8.59	8.38
Tier I capital to risk-adjusted assets	11.32	11.43	10.88	11.03	11.05
Total capital to risk-adjusted assets	12.83	12.68	12.13	12.28	12.32
Number of banking offices	13	12	12	12	12
Number of ATMs	14	13	13	13	13
Number of employees	173	168	171	160	159